LOCK-UP AGREEMENT

This Agreement is made as of February 7, 2017 between Trilogy International Partners Inc. (formerly Alignvest Acquisition Corporation) (“Trilogy Parent”) and the person signing below (the “Locked-up Shareholder”).

WHEREAS Trilogy Parent and Trilogy International Partners LLC (“Trilogy Subsidiary”) are parties to an Arrangement Agreement dated November 1, 2016 (as amended December 20, 2016, the “Arrangement Agreement”) and it is a condition to the completion of the transactions contemplated in the Arrangement Agreement that the Locked-up Shareholder agrees to enter into this Agreement in favour of Trilogy Parent.

NOW THEREFORE IN CONSIDERATION of the promises, mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by the parties), the parties covenant and agree as follows:

1.	INTERPRETATION

1.1           Definitions. Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to them in the Arrangement Agreement. For purposes of this Agreement:

“Trilogy Parent Shares” means Alignvest Shares, as defined in the Arrangement Agreement.

“Trilogy Parent Warrants” means Alignvest Warrants, as defined in the Arrangement Agreement.

2.	LOCK-UP

2.1           Subject to the completion of the Arrangement, the Locked-Up Shareholder shall not, without the prior written consent of Trilogy Parent, such consent not to be unreasonably withheld or delayed: (a) sell, assign, pledge, dispose of, or transfer any equity securities of Trilogy Parent or securities convertible into or exchangeable for equity securities of Trilogy Parent (including Trilogy Parent Shares and Trilogy Parent Warrants), or any rights associated therewith, in each case as held or acquired on or after the Effective Time (but expressly excluding any securities acquired pursuant to an Alignvest Additional Subscription Agreement) (collectively the “Specified Securities”); (b) enter into any swap, forward or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Specified Securities (regardless of whether any such arrangement is to be settled by the delivery of securities of Trilogy Parent or Trilogy Subsidiary, securities of another person, cash and/or otherwise); or (c) or agree to do any of the foregoing, in each case, at any time after the Effective Time until the date that is twenty-four (24) months after the Effective Time.

2.2           The foregoing restrictions shall not apply to: (a) transfers to wholly-owned affiliated entities of the undersigned (so long as such affiliated entity remains an affiliate of the undersigned), any family members of the undersigned, or any company, trust or other entity owned by or maintained for the benefit of the undersigned; (b) transfers occurring by operation of law or in connection with transactions arising as a result of the death or incapacitation of the undersigned; (c) pledges of the Specified Securities to a financial institution as security for bona fide indebtedness of the undersigned, provided, in each case of the foregoing (a) through (c), that any such transferee or pledgee shall first execute a lock-up agreement in substantially the form hereof covering the remainder of the period of time that such Specified Securities are subject to the restrictions contained in this lock-up agreement; (d) the exercise of securities granted under the Management Incentive Plan (if any); or (e) transfers made pursuant to a bona fide take-over bid or similar transaction made to all holders of common shares of Trilogy Parent provided that in the event the take-over or acquisition transaction is not completed, any securities shall remain subject to the restrictions contained in this lock-up agreement.

2.3           Notwithstanding the foregoing, the Locked-Up Shareholder may sell up to 50% of the Trilogy Parent Common Shares underlying the Specified Securities in ordinary course arm’s length stock exchange transactions on and after the date that is twelve (12) months after the Effective Time.

3.	MISCELLANEOUS

3.1           Independent Legal Advice. The Locked-Up Shareholder acknowledges that he or she has been advised to seek independent legal advice with respect to the matters contained in this Agreement and has either obtained such advice or has waived his or her right to do so.

3.2           Further Assurances. The parties will execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this Agreement.

3.3           Amendment or Waiver. This Agreement will not be amended except by written agreement that is signed by the parties. No waiver of any obligation or any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific obligation or breach waived.

3.4           Severability. Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity will not affect the validity of the remainder of this Agreement which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

3.5           Enurement. This Agreement will be binding upon and enure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns (as applicable).

3.6           Assignment. Neither party may assign or transfer any of its interest in this Agreement without the prior written consent of the other party.

3.7           Governing Law and Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia. Each party hereby irrevocably submits to the jurisdiction of the courts of the Province of British Columbia for the purpose of any judicial proceeding arising out of or relating to or concerning this Agreement.

3.8           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter of this Agreement.

3.9           Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (by facsimile or otherwise) will be deemed to be an original, and both of which together will constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Witness	/s/ Nadir Mohamed
Witness Name	Name: Nadir Mohamed

/s/ Witness
Witness Signature

TRILOGY INTERNATIONAL PARTNERS INC.

By:	/s/ Scott Morris
Name:	Scott Morris
Title:	Senior Vice President, General Counsel and Corporate Secretary